SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

O.A.K. FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule, or registration statement no.: __________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

O.A.K. FINANCIAL CORPORATION

2445 84th Street, S.W.
Byron Center, Michigan 49315

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2009

To Our Shareholders:

        The 2009 Annual Meeting of Shareholders of O.A.K. Financial Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, 49426, on Thursday, April 16, 2009, at 6:30 P.M., local time, for the following purposes:

1.	To elect two directors, Patrick K. Gill and Robert F. Dentzman, for a term of three years each expiring at the 2012 annual meeting of shareholders; and

2.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

        The Board of Directors of the Corporation recommends a vote FOR the election of the two directors described in item 1 above.

        Shareholders of record at the close of business March 6, 2009, will be entitled to vote at the meeting or any adjournment thereof. Your vote is important. Please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2009.

The accompanying Proxy Statement and the 2008 Annual Report are available at
www.snl.com/IRWebLinkX/GenPage.aspx?IID=1022473&gkp=1073743292 and under the "Investor Relations" tab on our website (www.bankatbyron.com).

Whether or not you return a proxy card, you are invited to attend the Annual Meeting in person. If you need directions to the location of the meeting or additional information about attending the meeting and voting in person, please contact Missy Covell at (616) 588-7418 or mcovell@BankAtByron.com

By order of the Board of Directors, /s/ Patrick K. Gill Patrick K. Gill, President and CEO

Dated: March 12, 2009

OAK FINANCIAL CORPORATION

2445 84th Street, S.W.
Byron Center, Michigan 49315

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held April 16, 2009

SOLICITATION OF PROXIES FOR ANNUAL MEETING

        This Proxy Statement is furnished to the Shareholders of OAK Financial Corporation (the “Corporation”), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders, which will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, Thursday, April 16, 2009, at 6:30 P.M., local time, or adjournments thereof.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 12, 2009, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 6, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

        If a proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named in this Proxy Statement and for the proposals, if any, set forth in this Proxy Statement, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing, by submitting a proxy of a later date, or by attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy card, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

        If you hold your shares in more than one type of account or if your shares are registered differently, you may receive more than one proxy card from the Corporation. Please sign and return all proxy cards that you receive from the Corporation.

METHOD AND COST OF SOLICITATION

        This solicitation of proxies is made by and on behalf of the Board of Directors and will be conducted primarily by mail. In addition to the use of mail, the directors and certain executive officers and other employees of the Corporation may solicit the return of proxies by telephone, facsimile, other electronic media, and through personal contact. Such directors and executive officers will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. The cost of soliciting proxies and distributing this Proxy Statement and the annual notice will be borne by the Corporation.

2

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        On March 6, 2009, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 2,703,009 outstanding shares of common stock of the Corporation. Shares cannot be voted unless the shareholder of record is present at the meeting or is represented by proxy. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 6, 2009.

        As of March 6, 2009, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percent of Class

Charles Andringa	142,412		5.27%
2807 Bridgeside Drive
Caledonia, MI 49316

The Banc Funds Company, L.L.C.	153,167	(1)	5.67%
20 North Wacker Drive, Suite 3300
Chicago, IL 60606

Willard J. Van Singel	323,918	(2)	11.98%
8799 Lindsey Lane, S.W.
Byron Center, MI 49315

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 13, 2009.
(2)	The number and nature of shares owned by Willard J. Van Singel is based upon the most recent filing with the SEC, dated June 30, 2008. Mr. Van Singel’s ownership was reported as follows: 261,569 shares as to which Willard J. Van Singel has sole voting and investment power and 62,349 shares owned by Van Singel Holdings, LLC. Although Mr. Van Singel shares voting and investment power with other members of Van Singel Holdings, LLC, the shares owned by Van Singel Holdings, LLC are shown as beneficially owned by Willard J. Van Singel for purposes of this Proxy Statement. Mr. Van Singel passed away on January 19, 2009. The disposition of the shares held in his name has not yet been filed with the SEC.

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Corporation authorize the Board of Directors to establish the size of the Board. The Board of Directors has established the size of the Board for 2009 at seven (7) persons. The Articles of Incorporation also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered 3-year terms of office. Patrick K. Gill and Robert F. Dentzman have been nominated by the Board of Directors for election to the Board with each to serve a three-year term expiring at the 2012 Annual Meeting of Shareholders. Both nominees are incumbent directors previously elected by the Corporation’s shareholders.

        Holders of common stock should complete the accompanying proxy. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for each of the nominees named above. In the event a nominee becomes unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee, in which event the enclosed proxy will be voted for such substitute nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2009 Annual Meeting. The Corporation’s Articles of Incorporation require at least 60 days prior written notice of any other proposed shareholder nomination, and no such notice has been received.

        A plurality of the votes cast at the meeting is required to elect nominees as directors of the Corporation. As such, individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Nomination Process

        Director nominees are considered and must be recommended to the full Board by the voting members of the Executive Committee. When considering a potential candidate for membership on the Corporation’s Board, the Executive Committee seeks to identify candidates who meet the qualifications and needs identified by the Board. The Committee considers, among other qualifications, demonstrated character and judgment, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

        The Committee will consider shareholder nominations for directors submitted in accordance with the procedure set forth in Article VIII, Section 7 of the Corporation’s Articles of Incorporation. The procedure provides that a notice relating to the nomination must be given in writing to the Corporation not later than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee, and contain information with respect to the nominating shareholder and persons acting in concert with the nominating stockholder. The Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting.

        The evaluation process would be the same for any nominee for director. The Executive Committee would prepare a director profile and compare the candidate’s qualifications against the desired qualifications identified by the Board. If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search. The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees. The Board has not adopted a nominating charter.

The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The respective directors and director nominees have furnished the following information relating to their principal occupation or employment to the Corporation.

	Age	Director of Corporation Since	Amount and Nature of Beneficial Ownership 3/6/09 (1)		Approximate Percent of Class

Nominees for Election as Directors for Terms Expiring in 2012

Patrick K. Gill	57	2002	8,054	(2)	*
President & CEO, Byron Bank and OAK
Financial Corporation

Robert F. Dentzman	57	2002	266		*
Principal of Roadcast

Directors for Terms Expiring in 2011

David G. Van Solkema	67	1988	5,552	(3)	*
Retired, former President of Jobbers
Warehouse Service, Inc.

Grace O. Shearer (Chairperson)	61	2002	650		*
Principal of The Entrepreneur's Source

Directors Whose Terms Expire in 2010

Norman J. Fifelski	63	1988	6,918	(3)	*
Owner, Hillcrest Foods and Fuel

James B. Meyer	62	2004	1,270		*
Retired, former President and CEO of
Spartan Stores Inc.

Stephanie L. Leonardos	60	2007	400		*
President & CEO of Amerikam Inc.

* Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 6, 2009, and information supplied by the persons listed above. The number of shares stated in this column includes shares owned of record by the shareholder and shares, which, under federal securities regulations, are deemed to be beneficially owned by the shareholder, including shares subject to stock options exercisable within 60 days. The persons named in the table have sole voting and sole investment power, or shared voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2)	Includes 2,662 shares subject to stock options exercisable within 60 days.
(3)	Includes 1,997 shares subject to stock options exercisable within 60 days.

        Patrick K. Gill has been a director of the Corporation since November 2002. Mr. Gill is President and Chief Executive Officer of OAK Financial Corporation and its subsidiary, Byron Bank. Prior to joining OAK Financial in November of 2002, Mr. Gill was President and CEO of the Bank of Lenawee (now First Federal Bank of the Midwest), located in Adrian, Michigan, which at the time was a wholly-owned subsidiary of Pavilion Bancorp, Inc. Mr. Gill also served as a Board Member and CEO of Pavilion and Board Chairman of the Bank of Washtenaw, a de novo started by Pavilion, as well as Board Chairman of Pavilion Mortgage Company. Mr. Gill has over 30 years of progressive banking experience, including over 20 years in the West Michigan financial markets with Union Bank (later NBD), in Grand Rapids. His last position with NBD (now JPMorgan Chase) was Vice President and Regional Director of the Lakeshore region. Mr. Gill currently serves on the following boards – Heart of West Michigan United Way, The YMCA, and Home Repair Services. Mr. Gill graduated with honors from Notre Dame University with a degree in History and lives in Byron Center, Michigan.

        Robert F. Dentzman has been a director of the Corporation since October 2002. Mr. Dentzman is the principal of RoadCast, which specializes in investor relations communication and consulting. Previously, Mr. Dentzman was the transitional Treasurer of Energy Conversion Devices, a leading materials research and advanced product development company, which holds hundreds of U.S. and foreign patents. Prior to that, Mr. Dentzman was Vice President, Treasury and Investor Relations for Herman Miller, Inc. Mr. Dentzman worked at Herman Miller for over 20 years and served in progressive areas of responsibility. Mr. Dentzman was responsible for worldwide cash management, investor and banking relations, capital structure management, foreign exchange risk management, shareholder services, pension asset management, and administration of several executive benefit plans. Prior to joining Herman Miller, Mr. Dentzman worked in the banking industry for the Kalamazoo, Michigan bank now known as National City Bank. Mr. Dentzman earned his B.A. in Economics from Kalamazoo College and his M.B.A. from Western Michigan University.

        David G. Van Solkema has been a director of the Corporation since 1988. Mr. Van Solkema is retired and previously served as President of Jobbers Warehouse Service Inc., a supplier of auto and truck parts to over 125 independent stores with over $40 million in sales. Additional work experience includes work as a Certified Public Accountant (CPA) for Touche Ross, serving small to medium sized businesses throughout West Michigan. Mr. Van Solkema has served on the Byron Center Christian School Board, has served as a Deacon and Elder at Heritage Christian Reformed Church in Byron Center, and has been active with Little League Baseball. Mr. Van Solkema is a graduate of Ferris State University with a degree in Finance.

        Grace O. Shearer has been a director of the Corporation since November 2002 and currently serves as its chairperson. Mrs. Shearer is the Principal of The Entrepreneur’s Source, a coaching and consulting firm assisting individuals interested in buying a business. Previously Mrs. Shearer served as President and CEO of West Michigan Heart, P.C., the leading cardiology service provider in West Michigan, with over 150 employees. Mrs. Shearer also served as Vice President of Operations for St. Mary’s Hospital and in 1992 served as the interim CEO for St. Mary’s Hospital. Mrs. Shearer has served as Chairperson of the Board for Pine Rest Christian Mental Health Services, and has other board experience with Calvin College, the Rotary Club, and the Grand Rapids Chamber of Commerce. Mrs. Shearer holds a B.A. from the University of Michigan, and an M.B.A. from Eastern Michigan University.

        Norman J. Fifelski has been a director of the Corporation since 1988. Mr. Fifelski is President of Hillcrest Food and Fuel, Inc., Hillcrest Subway, and the Hungry Horse Campground. Additional experience includes serving on the board and as Treasurer for the Wayland Area Emergency Medical Service, on the Administrative Committee for Saint Stanislaus Church, as Assistant Fire Chief and Training Officer for Dorr Township for over 20 years, and as Trustee for Dorr Township. Mr. Fifelski is also involved with fire prevention programs in the Dorr area and with Save The Children in Mexico. Mr. Fifelski is a graduate of Ferris State University.

        James B. Meyer has been a director of the Corporation since 2004. Mr. Meyer is the past Chairman of the Board and President and CEO of Spartan Stores, Inc., a leading food services wholesaler and retailer. Mr. Meyer retired from Spartan Stores in March of 2003 after completing 30 years with the company. Under his leadership, sales grew to exceed $2 billion annually. He was elected Chairman of the Board in August 2000 and President and Chief Executive Officer in July 1997. Mr. Meyer was appointed President and Chief Operating Officer in August 1996. Mr. Meyer has a great depth of board experience and currently serves, or has served, on the following boards – Heart of West Michigan United Way as Chairman of the Board, Davenport University as Chairman of the Board, Hope Network, Board and Audit Committee of Associated Food Stores, Family Christian Stores, and Unity Christian High School’s Education Foundation. Mr. Meyer is a Certified Public Accountant and earned his B.S. in Business from Ferris State University.

        Stephanie L. Leonardos has been a director of the Corporation since 2007. Mrs. Leonardos is the President and CEO of Amerikam Inc., a manufacturer and designer of patented flow control products for industries including medical, plumbing, and defense.  Mrs. Leonardos joined Amerikam in 1991 and has served as president since 1997. Prior to joining Amerikam, she held numerous management positions in operations for North American Philips Corporation, Consumer Products Division; AMCA International, Canadian and US Overhead Steel Crane Industry. Mrs. Leonardos has a great depth of board experience and currently serves, or has served, as Vice-Chair of the Board of the Grand Rapids Symphony, the Board of Directors of the Plumbing Manufacturer’s Institute, Ferris State University’s Commission of the Future and Manufacturing Engineering Technology Advisory Board, and United Way Women’s Leadership Council. Mrs. Leonardos holds a B.A. from Mt. Union College and an M.A. from Kent State University.

DIRECTOR COMPENSATION

        The following table sets forth summary information concerning the total compensation paid or accrued for all services rendered by non-employee members of our Board of Directors for the year ended December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash	Total Compensation

Robert F. Dentzman	$26,000	$26,000

Norman J. Fifelski	$19,800	$19,800

James B. Meyer	$18,700	$18,700

Grace O. Shearer	$26,600	$26,600

David G. Van Solkema	$24,500	$24,500

Stephanie L. Leonardos	$19,200	$19,200

Director Fees Earned or Paid in Cash

        The directors of the Corporation do not receive any compensation for their services as directors of the Corporation. Non-employee directors of Byron Bank (the “Bank”), the Corporation’s wholly owned subsidiary, are paid an annual retainer fee of $8,000 for their service. Directors receiving the annual retainer can elect to be paid in cash or have the annual retainer contributed to the 1998 director deferred compensation plan described below. Non-employee directors also receive $500 per Board meeting attended and $300 per committee meeting attended. In addition, the chairperson of the Board receives an annual fee of $3,000 and the chairperson of the Audit Committee receives an annual fee of $1,500.

Director Deferred Compensation Plans

        In 1988, the Bank adopted a director’s deferred compensation plan that provides for benefit payments to the participant and his or her family upon retirement or death. Directors Fifelski and Van Solkema are the only current directors who are participants in this plan. This plan allowed for the deferral of director fees in return for the payment of future benefits. The participant account balances are credited with an appreciation factor equal to a floating rate determined by an independent third-party. The total accrued liability of the Bank under this plan was $638,870 at December 31, 2008. The Bank purchased life insurance policies on the lives of the participating directors with the Bank as the owner and beneficiary. The cash surrender value of the policies was $1,813,203 at December 31, 2007. As of January 1, 1997, no further deferrals of directors’ fees were allowed under this plan.

        Beginning in 1998, the Bank entered into deferred compensation agreements with individual directors interested in deferring their annual retainers. Effective January 1, 2008, the individual agreements for all current directors (and one former director) were replaced by the Byron Bank Deferred Compensation Plan for Directors. Under this plan, directors can elect to defer the annual retainer they would otherwise receive in cash for their services as a director. Deferred director fees are credited to a bookkeeping account maintained by the Bank for each director. The Board is authorized to direct the Bank to purchase policies of life insurance on the lives of participating directors as a means of funding the Bank’s obligations under the plan. If a life insurance policy is purchased with respect to a participating director’s life, the Bank is the owner and beneficiary of the policy. Each participating director’s account balance is increased each year by an interest factor based on the guaranteed dividend rate payable with respect to the related life insurance policy, or if no such policy is maintained for the director, based on the Bank’s announced interest rate for 60-month CDs. The fees deferred by each director under the plan become payable as follows:

•	Generally, upon the later of the director reaching the age of 65 or his or her retirement or resignation from the Board (the later of these dates is referred to as the “trigger date”), the cash value of the life insurance policy maintained on the director’s life is payable to the director in 15 equal annual installments. In addition, each installment is increased by the projected increase in such cash value during the 12 months following the trigger date. If no life insurance policy is maintained for the director, the amount paid out to the director under the plan is the account balance as of the trigger date, which is payable in 15 equal annual installments.

•	If a director dies before a trigger date described above, the plan requires the Bank to pay the director’s designated beneficiary(ies) the death benefit received by the Bank under the life insurance policy maintained on the director’s life or, if no such insurance policy is maintained, the director’s account balance as of the date of death. The amount payable to the beneficiary(ies) is payable in 10 equal annual installments.

•	If a director dies while receiving annual payments from the Bank under the Plan, such payments are to be continued to the director’s designated beneficiary(ies).

•	If there is a change in control of the Bank, all directors who still have account balances under the plan will receive a lump sum payment generally equal to the present value of the payments they would otherwise be entitled to receive if the plan continued and they retired from the Board as of the date of the change in control.

At December 31, 2008, the aggregate plan liability was $522,100 and the aggregate cash surrender value of insurance policies purchased on the lives of participating directors was $694,325.

Prior Director Stock Option Plan

        In 1999, the Board of Directors adopted the OAK Financial Corporation 1999 Directors’ Stock Option Plan, which was approved by the Corporation’s shareholders. The purpose of the plan was to provide a non-cash method of compensating and recruiting directors for the Corporation. Stock options to purchase 666 shares were granted to each non-employee director during each of the four years prior to 2003. No options have been granted under the plan since 2002. The plan expired in January of 2009, and the Board has decided not to propose a renewal or replacement of the plan at this time. To date, an aggregate of 3,993 options are outstanding, and no options have been exercised.

CORPORATE GOVERNANCE AND BOARD COMMITTEE STRUCTURE

        Our Board of Directors is committed to sound and effective corporate governance practices. Currently, a majority of our directors are independent, and each member of our Audit Committee and each voting member of our Human Resource Committee is independent. OAK Financial Corporation’s Board committee structure includes the following committees: Executive, Loan, Asset & Liability, Human Resource, and Audit. The Board of Directors of the Corporation is identical to the Board of Directors of the subsidiary bank.  Even though the Corporation and Bank are distinct legal entities, the primary function of the Corporation is to act as the holding company for the Bank; it has no material operations independent of the Bank.  As a result, each of the following committees serves as a committee for the Boards of both the Bank and the Corporation. The primary responsibilities, members, and activities for each committee during 2008 are described below.

Executive Committee

        Members of the Executive Committee include Directors Shearer (Chair), Meyer, Dentzman and Gill. The primary responsibility of the Executive Committee is to evaluate the performance of the chief executive officer, nominate new directors, oversee strategic planning and ensure compliance with the corporate bylaws. The committee met one time in 2008. The Board of Directors does not currently have a nominating committee. Board of Director nominations are recommended by the Executive Committee to the full Board for approval. In making its recommendation, the Executive Committee identifies candidates who meet the current requirements established by the Board of Directors. The Executive Committee considers, among other qualifications, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

Loan Committee

        Members of the Loan Committee include Directors Van Solkema, Dentzman, Shearer and Gill (Chair). The primary responsibilities of the Loan Committee include loan approval, adoption and adherence to the loan policy, monitoring of internal loan review reporting and all other lending activities. The committee generally meets twice a month and met 19 times in 2008.

Asset & Liability Committee

        Members of the Asset & Liability Committee include Directors Fifelski, Meyer, Van Solkema, Leonardos, and Gill (Chair). The primary responsibilities of the Asset & Liability Committee are to monitor financial performance, oversee management of interest rate and liquidity risk, evaluate capital adequacy and payments of dividends, and oversee the budget and forecast process. The Asset & Liability Committee met eight times in 2008.

Human Resource Committee

        The members of the Human Resource Committee include Directors Shearer (Chair), Fifelski, Gill, Leonardos and Meyer. The Human Resource Committee acts as the compensation committee of the Corporation. Its responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation and its subsidiaries and director compensation. The committee is also responsible for administering the Corporation’s Director Stock Option Plan. The Human Resource Committee met two times in 2008. The Corporation does not have a Human Resource Committee Charter.

Audit Committee

        The Audit Committee, comprised of Directors Van Solkema, Fifelski and Dentzman (Chair), met on four occasions during 2008. Each of the members of the Audit Committee is “independent” as defined under NASDAQ Listing Standards. The Audit Committee oversees the Corporation’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements. Mr. Dentzman has been designated by the Board as the Audit Committee’s financial expert. Mr. Dentzman is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written Audit Committee Charter. Although the charter is not available on the Corporation’s web-site, a copy was attached as an appendix to the Corporation’s proxy statement for its 2008 annual meeting of shareholders. The following report from the Audit Committee, dated February 19, 2009, was submitted to the Board of Directors of the Corporation.

Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2008.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Public Company Accounting Oversight Board (“PCAOB”).

        We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and have discussed with the auditors the auditors’ independence.

        The Audit Committee has also reviewed and discussed with management the report of management on internal control over financial reporting as of December 31, 2008.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2008.

        Respectfully submitted, Robert F. Dentzman, Norman J. Fifelski, and David G. Van Solkema.

Independence of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASDAQ Listing Standards). Each director, other than Patrick K. Gill, has been determined to be independent pursuant to such standards. During the fiscal year ended December 31, 2008, the respective Boards of Directors of the Corporation and the Bank held a total of 19 meetings. Various committees of the Boards held meetings as needed. Each director attended at least 75% of the total meetings of the Boards of Directors and meetings of the committees on which he or she served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s annual meeting held in 2008.

Communication with the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 2445 84th Street, S.W., Byron Center, Michigan 49315.

Code of Ethics

        The Corporation has adopted a Code of Ethics that applies to the Corporation’s Chief Executive Officer and Senior Financial Officers. The Corporation’s Code of Ethics was filed with our annual report on Form 10-K for the year ended December 31, 2003, and a copy of the Code can be obtained free of charge by sending a request to the Corporation’s corporate secretary at 2445 84th Street, S.W., Byron Center, Michigan 49315.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

        The primary objectives of the Human Resource Committee of our Board of Directors with respect to executive compensation are to establish competitive compensation levels that will attract and retain the most talented and dedicated executives possible, to tie total compensation to measurable performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Human Resource Committee expects to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial goals. The Human Resource Committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies operating in the financial services industry while taking into account our relative performance and our own strategic goals. We conduct an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Elements of Executive Compensation

        Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Executive salaries and incentive compensation are based in part on information derived from surveys such as those conducted by Crowe Chizek, Michigan Banker’s Association, and other sources. Compensation information is also reviewed from proxy materials filed with the SEC by other comparable financial institutions. This information is analyzed and presented to the Human Resources Committee to assist in their preparation of salary recommendations to be made to the Board of Directors. Base salaries are reviewed annually, and adjusted to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review typically occurs each year in the fourth quarter.

        Incentive Compensation. We believe that aligning pay and performance is in the best interest of the organization, our team members, our customers, and our shareholders. Our Incentive Compensation Plan is designed to utilize annual incentive compensation to reward participants based upon achieving key bank financial objectives. These objectives are quantitative and are established largely on the basis of the budget and business plan approved by the Board of Directors. For instance, the financial objectives for purposes of the plan for 2008 were based solely upon net income. Total incentives for purposes of the plan are determined by achievement of the defined financial performance measure. Once the trigger (minimum) goal is achieved, the plan accrues a total “pool” of incentive dollars determined by the incremental achievement level. The incentive payout for the President and CEO and the Executive Vice Presidents at the trigger goal is 25% and 15% of their respective base salaries. At the superior level of performance, the maximum incentive for the President and CEO and the Executive Vice Presidents would be 65% and 55% of their respective base salaries. The Human Resource Committee can exercise discretion to pay compensation even if performance does not meet established performance goals. Similarly, the Human Resource Committee can reduce or increase the size of any award based upon individual performance. Any such adjustment must be approved by the Human Resource Committee and the Board of Directors. Incentive payments are not awarded until the after the year-end audit is complete. The President and CEO is a non-voting member of the Human Resource Committee, which is comprised of independent, outside directors.

        Other Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision, long-term disability, prescription, and life insurance coverage and the ability to contribute to a 401(k) retirement plan with a Bank match. We believe these benefits are currently at or above median competitive benefits levels for comparable companies.

        Employment Agreements. We grant employment agreements to certain of our executive officers. The purpose and use of these agreements are based on competitive recruiting needs, retention of key executives, and to reduce the agency risk between management and shareholders. The Employment Agreements, which are administered by the Human Resource Committee, are described under the summary of executive compensation below.

        Expiration of Stock Compensation Plan. The Corporation adopted a stock compensation plan in 1999 for employees and officers of the Corporation and its subsidiaries. This plan allowed the Corporation to issue stock options and restricted stock to officers and employees of the Corporation and its subsidiaries. The purpose of this plan was to provide an incentive vehicle to align the interests of executive management with those of the shareholders, encourage stock ownership by executive management, and reward executive management based upon increasing shareholder value. No equity-based awards have been made under the plan to any of the current executive officers since 2002. The plan expired in January of 2009, and the Board has decided not to propose a renewal or replacement of the plan at this time.

Compensation Decisions for 2008

        As shown in the Summary Compensation Table below, the base salary for the Bank’s President and CEO was increased by approximately 4% for 2008, the base salary for the Bank’s COO/CFO was increased by approximately 6% for 2008, and the base salary of the Bank’s Chief Lending Officer was increased by approximately 6% for 2008. These base salary increases were determined by the Human Resource Committee based upon:

•	The individual performance and achievements of the executive;
•	Salary norms for persons in comparable positions at comparable companies;
•	The expertise of the individual executive; and
•	The competitiveness of the market for the executive’s services.

        The Summary Compensation Table also shows incentive compensation paid to each of our executive officers based on the Bank’s 2008 performance under the “Non-Equity Incentive Plan Compensation” column. No incentive bonuses were awarded for 2008 because the net income targets established under the incentive plan were not met.

HUMAN RESOURCE (COMPENSATION) COMMITTEE REPORT

        The Human Resource Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Corporation.  Based on such review and discussion, the Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K.

Respectfully submitted, Grace O. Shearer, Norman J. Fifelski, Patrick K. Gill, Stephanie L. Leonardos and James B. Meyer

HUMAN RESOURCE (COMPENSATION) COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Human Resource Committee are set forth in the preceding section. There are no voting members of the Human Resource Committee who were officers or employees of the Corporation or any of its subsidiaries during the fiscal year, former officers of the Corporation or any of its subsidiaries, or had any relationship otherwise requiring disclosure in this section. Patrick K. Gill, who is the President and CEO of the Corporation, serves on the Human Resource Committee, but has no vote and is excused from deliberations when his compensation is discussed.

SUMMARY EXECUTIVE COMPENSATION

        The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2008 by our chief executive officer, our chief financial officer and our other most highly compensated executive officers who were employed by us as of December 31, 2008 and whose total compensation exceeded $100,000 during that fiscal year. There are no other executive officers for 2008 whose total compensation exceeded $100,000 during that fiscal year other than those set forth below. We refer to our chief executive officer, chief financial officer and the other executive officer named below as our “named executive officers” elsewhere in this Proxy Statement. There are no employees of the Corporation; all Bank staff are employed by OAK ELC, a subsidiary of the Corporation, and leased to the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation		All Other Compensation (2)	Total

Patrick K. Gill	2008	$285,000	$0		$10,350	$295,350
President & CEO	2007	$275,000	$92,000	(3)	$10,125	$377,125
	2006	$275,000	$140,000	(4)	$6,750	$421,750

James A. Luyk	2008	$180,000	$0		$9,900	$189,900
COO & CFO	2007	$170,000	$40,000	(3)	$10,125	$220,125
	2006	$154,615	$70,000	(4)	$9,492	$234,107

Joel F. Rahn	2008	$163,250	$0		$8,775	$172,025
CLO	2007	$153,780	$35,000	(3)	$9,225	$198,005
	2006	$133,395	$55,000	(4)	$8,329	$196,724

(1)	Includes elective deferrals by employees pursuant to section 401(k) of the Internal Revenue Code.
(2)	All Other Compensation includes matching contributions to the Corporation’s 401(k) plan for all three named executives. All Other Compensation does not include other benefits provided on a non-discriminatory basis.
(3)	This is the amount paid to the executive in 2008 pursuant to our Incentive Compensation Plan based on the Bank’s 2007 performance.
(4)	This is the amount paid to the executive in 2007 pursuant to our Incentive Compensation Plan based on the Bank’s 2006 performance.

Grants of Plan-Based Awards for 2008

        The Corporation maintains a non-equity based incentive plan, which is based on net income, which is called our “Incentive Compensation Plan.” Under the plan, no payouts are earned if net income does not surpass a threshold level, which is established by the Board of Directors. Net income above the threshold results in an increasing level of payout, up to a maximum net income limit. The table below illustrates the estimated incentives payable for 2009 performance based upon achieving net income at the threshold, target and maximum levels. For purposes of illustration below, each participant’s estimated future incentive is based upon his 2008 base salary and percent of base salary awarded for achieving net income at the threshold, target and maximum limits for 2009 established by the Board of Directors. The 2009 performance targets have not yet been established by the Board of Directors. It is anticipated that the targets for 2009 will include net income objectives. The threshold performance target is intended to represent an aggressive, but achievable financial objective.

Grants of Plan-Based Award

	Estimated Possible Payouts for 2009 Performance Under the Non-Equity Incentive Plan

Name	Threshold	Target	Maximum

Patrick K. Gill	$71,250	$128,250	$185,250

James A. Luyk	$27,000	$63,000	$99,000

Joel F. Rahn	$24,000	$56,000	$88,000

Outstanding Equity Awards at Fiscal Year End

        The Corporation previously maintained a stock option plan as further described above under “Expiration of Stock Compensation Plan.” The plan was adopted in 1999 by the Board of Directors and was approved by the Corporation’s shareholders. No grants have been awarded to any named executive since 2002. The plan expired in January of 2009, and the Board has decided not to propose a renewal or replacement of the plan at this time. The following table presents the outstanding equity awards (which consist only of options granted pursuant to the Plan) held by each of the named executive officers as of the fiscal year ended December 31, 2008.

Outstanding Equity Awards at December 31, 2008

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Patrick K. Gill	2,662	-0-	$33.43	2/1/2012

James A. Luyk	1,008	-0-	$41.32	1/13/2010
	1,299	-0-	$37.57	2/7/2011
	1,416	-0-	$33.43	2/1/2012

Joel F. Rahn	-0-	-0-	-0-	-0-

None of the named executive officers exercised any stock options in fiscal year 2008.

Pension Benefits

        None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Contracts and Change-in-Control Arrangements

        We currently have an employment agreement with one of our named executive officers, Patrick K. Gill, our president and chief executive officer. We also have a change-in-control agreement with another named executive officer, James A. Luyk, our chief operating officer and chief financial officer.

        Agreement with CEO. Effective November 4, 2002, we entered into an employment agreement with Patrick K. Gill. The employment agreement sets forth the base salary and other benefits payable to Mr. Gill, which include all customary and usual fringe benefits provided to our other executives and a club membership at a local country club for the duration of his employment agreement.

        Mr. Gill’s employment agreement provides that we may terminate Mr. Gill’s employment at any time, with or without cause. Mr. Gill may voluntarily resign at any time with 60 days’ written notice. If we terminate his employment for cause or if he resigns without good reason (as those terms are defined in the agreement), he is entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled through the effective date of termination.

        If Mr. Gill is terminated without cause, or if he voluntarily terminates his employment with good reason, he is also entitled to the following benefits: (i) the Bank will pay Mr. Gill a lump sum severance payment equal to 12 months of his base salary then in effect; (ii) the Bank will, at Mr. Gill’s option, purchase his primary residence at fair market value (to be determined by independent appraisal); (iii) any unvested stock options or similar stock awards will automatically vest, without regard to vesting requirements; and (iv) his benefits (e.g., health insurance, etc.) will continue for a 12-month period. Mr. Gill’s employment agreement includes a provision requiring any successor, as a result of a change in control (as defined in the agreement), to abide by his employment agreement; otherwise Mr. Gill is entitled to the benefits described above as if Mr. Gill terminated his employment with good reason. During the term of this Agreement, and for a period of 1 year following the termination of Mr. Gill’s employment for any reason other an involuntary termination without cause, Mr. Gill agrees not to be employed by, serve as director of, consultant to, or adviser to, any business within a 50-mile radius of any Byron Bank office, that engages either directly or indirectly in the financial services/banking industry. Based on his current level of compensation, Mr. Gill would be entitled to approximately $304,000 in salary and benefits if he is terminated without cause or if he voluntarily terminates his employment with good reason. The term of Mr. Gill’s employment is indefinite.

        Mr. Gill’s employment agreement was included as an exhibit to the Corporation’s Form 10-K for the year ended December 31, 2002.

        Agreement with CFO/COO. In October 2000, we entered into an income protection agreement with James A. Luyk, our CFO and COO. The agreement provides severance benefits if Mr. Luyk’s employment is terminated within 36 months after a change in control occurs. For purposes of this agreement, a “change in control” is any event resulting in any person or entity, other than the Corporation’s existing shareholders as of the date of the agreement, acquiring more than 35% of any class of the capital stock of the Corporation. Severance benefits are not payable if the Corporation (or its successor) terminates Mr. Luyk’s employment for cause or if Mr. Luyk voluntarily retires or resigns. The agreement automatically renews every two years unless the Corporation takes action to terminate further extensions.

        Mr. Luyk’s agreement provides a severance benefit of a lump sum payment equal to three times the annual regular salary, plus the highest bonus incentive compensation to which he would be entitled, at the rate in effect on the date of the agreement, or on the date of the initiation of the change of control, whichever is greater. Mr. Luyk’s benefits (e.g., health insurance, etc.) would continue for a period of 36 months at a level and extent comparable to the benefit plans and programs provided just prior the initiation of a change in control. Based on his current level of compensation, Mr. Luyk would be entitled to approximately $869,000 in salary and benefits if he is terminated following a change in control of the Corporation.

        As a condition to the payment of this severance benefit, Mr. Luyk would be obligated to work for the Corporation (or the entity which succeeds the Corporation as the result of the change of control) for a period of up to six months, if requested by the Corporation or its successor. If Mr. Luyk resigns without completing this employment obligation, the Corporation shall only be obligated to pay a lump sum equal to six months of the salary that was in effect on the effective date of the change of control, and no other compensation or benefits. The Corporation’s obligation under this agreement can be terminated at the Corporation’s option in the event of Mr. Luyk’s death or disability, termination of his employment with cause (as defined in the agreement), or his voluntarily retirement or resignation.

        Mr. Luyk’s income protection agreement was included as an exhibit to the Corporation’s Form 10-K for the year ended December 31, 2001.

BENEFICIAL OWNERSHIP

        The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the directors, nominees and executive officers listed in the Summary Compensation Table presented earlier and by all directors and executive officers as a group as of March 6, 2009.

Person	Amount and Nature of Beneficial Ownership		Approximate Percent of Class

Patrick K. Gill	8,054	(1)	*

James A. Luyk	5,239	(2)	*

Joel F. Rahn	823		*

Robert F. Dentzman	266		*

David G. Van Solkema	5,552	(3)	*

Grace O. Shearer	650		*

James B. Meyer	1,270		*

Norman J. Fifelski	6,918	(3)	*

Stephanie L. Leonardos	400		*

All current executive officers and directors as a
group (consisting of 9 persons)	29,172	(4)	1.08%

* Less than one percent

(1)	Includes 2,662 shares subject to stock options exercisable within 60 days.
(2)	Includes 3,723 shares subject to stock options exercisable within 60 days.
(3)	Includes 1,997 shares subject to stock options exercisable within 60 days.
(4)	Includes 10,379 shares with respect to which executive officers and directors have the right to acquire beneficial ownership within 60 days.

RELATED PARTY TRANSACTIONS

        Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the subsidiaries of the Corporation, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the subsidiaries of the Corporation. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collection or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside, disinterested directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and officers to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on its review of copies of such reports received by it and written representations by each director and officer, the Corporation believes that one such report was not timely filed. Stephanie L. Leonardos, a director of the Corporation, filed a Form 4 on April 18, 2008, with respect to a purchase of shares of the Corporation’s stock on April 4, 2008. The Corporation believes this filing was not made within the two business day period required because of an inadvertent error. Other than such single late report, the Corporation believes that all other reports were filed by such persons on a timely basis during the last fiscal year.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        Plante & Moran, PLLC, independent certified public accountants, have audited the financial statements of the Corporation for the year ended December 31, 2008. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting and will have the opportunity to make a statement if desired and will be available to respond to appropriate questions. The Audit Committee has appointed Plante & Moran, PLLC as its principal accountants to audit the Corporation’s financial statements for the year ending December 31, 2009. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2007, by our principal auditing firm, Plante & Moran, PLLC:

Fees of Independent Accountants

	2008	2007

Audit Fees	$118,000	$113,500
Audit-related Fees	10,550	8,500
Tax Fees	9,500	9,125
All Other Fees	0	6,000

        The amounts shown for “Audit-related Fees” were for services related to the audit of benefits plans in both 2008 and 2007. The amounts shown for “Tax Fees” were for corporate tax compliance, tax advice and tax planning services. The amount shown for “All Other Fees” in 2007 was for the periodic validation of the Asset Liability Model. The Audit Committee pre-approved all services provided by the independent accountants during 2008.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining our principal auditors’ independence. Following the adoption of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our independent auditors are proscribed from offering certain services to us. None of those proscribed services were provided to us in 2007 or 2008. None of the hours expended on Plante & Moran, PLLC’s engagement to audit the Corporation’s consolidated financial statements for the year ended December 31, 2008, were attributed to work performed by persons other than Plante & Moran, PLLC’s full-time, permanent employees.

        The Charter of the Audit Committee provides that the Audit Committee will administer the Corporation’s policy regarding the approval of audit and non-audit services. Under that policy, the Audit Committee must pre-approve all engagements of the Corporation’s independent auditors. Before the end of the first quarter of each year, the independent auditors retention to audit the Corporation’s financial statements, including the associated fee, is approved by the Audit Committee. At the same time, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting of the Audit Committee, the Audit Committee will receive updates on the services actually provided by the independent auditors and management may present additional services for approval. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that the need arises for pre-approval between Audit Committee meetings. This might occur, for example, if the Corporation was proposing to execute a financing on an accelerated timetable. If the Chairperson so approves any such engagements, he or she is required to report that approval to the full Audit Committee at the next Audit Committee meeting.

SHAREHOLDER PROPOSALS

        No shareholder may present a proposal for consideration at the 2009 Annual Meeting of Shareholders unless notice was given to the Corporation not later than February 16, 2009, in compliance with Article XI of the Corporation’s Articles of Incorporation, stating the shareholder’s intention to do so. Any proposal of a shareholder intended to be presented for action at the 2010 Annual Meeting of Shareholders can be mailed to 2445 84th Street, S.W., Byron Center, Michigan 49315, and must be received by the Corporation not later than November 12, 2009, if the shareholder wishes the proposal to be included in the Corporation’s proxy materials for that meeting.

OTHER BUSINESS

        The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

        The Annual Report on Form 10-K of the Corporation for 2008 is included with this Proxy Statement. Copies of the report will also be available at the Annual Meeting of Shareholders. The Form 10-K and certain other periodic filings are filed with the SEC. The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, which files electronically. The SEC’s web site address is http:\\www.sec.gov.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Patrick K. Gill Patrick K. Gill President and CEO

March 12, 2009

O.A.K. Financial Corporation 2445 84th Street, S.W. Byron Center, Michigan 49315	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned hereby appoints Patrick K. Gill and James A. Luyk as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of O.A.K. Financial Corporation held of record by the undersigned on March 6, 2009, at the annual meeting of shareholders to be held April 16, 2009, and at any adjournment thereof.

1.	In the election of two directors to be elected for a term expiring in 2012

[_] FOR the nominees listed below	[_] WITHHOLD AUTHORITY to vote for the nominees listed below

Patrick K. Gill — Robert F. Dentzman

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through thenominee’s name in the list above.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

—————————————————— Signature	—————————————————— Signature if held jointly

Dated: _________________________,2009

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2009.

The accompanying Proxy Statement and the 2008 Annual Report are available at
www.snl.com/IRWebLinkX/GenPage.aspx?IID=1022473&gkp=1073743292 and under the "Investor Relations" tab on our website (www.bankatbyron.com).

Whether or not you return a proxy card, you are invited to attend the Annual Meeting in person. If you need directions to the location of the meeting or additional information about attending the meeting and voting in person, please contact Missy Covell at (616) 588-7418 or mcovell@BankAtByron.com